Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Ginkgo Bioworks Holdings, Inc. and related Proxy Statement/Prospectus of Ginkgo Bioworks Holdings, Inc. and Zymergen Inc. for the registration of shares of Ginkgo Bioworks Holdings, Inc. Class A common stock and to the incorporation by reference therein of our report dated March 29, 2022, with respect to the consolidated financial statements of Zymergen Inc. (the “Company”), included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

September 1, 2022